EXHIBIT 10.18

AGREEMENT AND GENERAL RELEASE

     National Vision, Inc. (the “Company”) and James Krause (“Mr. Krause” or “you”) agree that the following Agreement and General Release (“Agreement”) describes their complete agreement and understanding regarding Mr. Krause’s continued employment with the Company and Mr. Krause’s termination of employment with the Company in accordance with the Company’s Severance Plan.

     1.     This Agreement fully supersedes any and all prior agreements, letters or understandings between Mr. Krause and the Company (including any subsidiary of the Company) pertaining to the terms and conditions of Mr. Krause’s employment and/or termination from such employment, and Mr. Krause shall have no rights under any prior agreements between Mr. Krause and the Company; provided that the Agreement dated November 6, 1996 between you and National Vision Associates, Ltd., as amended May 15, 2001, with respect to change in control (the “Change in Control Agreement”) shall remain in full force and effect only until and shall terminate on January 5, 2003; further provided that the Indemnification Agreement dated June 28, 2001 between you and the Company shall remain in full force and effect.

     2.     Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

             (a) “Confidential Information” shall mean any information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers and suppliers (including identifying information about customers and suppliers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information shall not include any information that has or will become generally known or available to the public.

             (b) “Customers” shall mean those entities from whose premises the Company offers any goods and services to retail customers and which are, as of the Effective Date of this Agreement, Walmart, Walmart (Mexico), Fred Meyer and the U.S. Government through its military exchanges located in the U.S.

             (c) “Effective Date” shall mean the effective date of this Agreement as provided in paragraph 15(c).

             (d) “Employment Period” shall mean the time period from November 3, 2002 through your Severance Date, as described in paragraph 3.

             (e) “Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

             (f) “Services” shall mean services which are substantially similar to the duties or functions you performed as Chief Executive Officer of the Company, including responsibility for sales and revenue growth, profitability, strategic planning and leadership, and executive oversight.

             (g) “Severance Date” shall mean January 10, 2003 or, if earlier: (1) your voluntarily termination of your employment before January 10, 2003, (2) your death, or (3) your material violation of any of the provisions of paragraphs 10-13 of this Agreement and the Company’s written notice to you of such violation and the date of your last day of employment.

             (h) “Territory” shall mean the areas identified in the attached Exhibit A. You acknowledge that you have reviewed Exhibit A and that it accurately reflects the territory in which you have and will perform Services on behalf of the Company.

     3.     Employment Period. You will continue with your current responsibilities as the Chief Executive Officer until January 5, 2003. Effective November 3, 2002, for the Employment Period, your base compensation will be paid at an annual rate of $241,735, less applicable withholdings for taxes and benefits. It is the understanding of you and the Company that you will take three (3) weeks paid vacation during the Employment Period. During the Employment Period your responsibilities will be to continue management of the Company and to support a smooth transition to your successor. During the Employment Period, you will continue to participate in the Company’s employee benefit plans on the same basis as you have been participating prior to entering into this Agreement.

     4.     Severance Pay.

             (a) Your employment with the Company will terminate effective January 10, 2003, unless earlier terminated as described in Section 2(e). You and the Company agree that your termination of employment is for a Qualifying Reason under the Severance Plan. Within eight (8) days after the Effective Date of this Agreement or as of January 11, 2003, if later, the Company will begin to pay you on normal payroll dates an amount equal to your base salary rate under Section 3, less applicable withholding for taxes and any other deductions you may authorize, for the period commencing January 11, 2003 and continuing for twelve (12) months (your “Severance

Pay”); provided that all such payments shall cease in the event of your material violation of any of the provisions of paragraphs 10-13 of this Agreement. Because the vacation you will take in accordance with paragraph 3 will use your vacation entitlement, you will not be paid for any earned and unused vacation as of your Severance Date. Notwithstanding the foregoing, if a Change in Control of the Company, as defined in the Change in Control Agreement, occurs prior to January 11, 2003 and you are eligible to receive benefits under that agreement, you shall be provided the benefits of the Change in Control Agreement offset by any benefits otherwise payable under this Agreement so that there is no duplication of benefits.

             (b) In the event of your death before your Severance Date, you shall be entitled to those benefits that would be paid to any Company employee dying while employed and any compensation and benefits under this Agreement shall cease. In the event of your death after your Severance Date and before all Severance Pay has been paid, your surviving spouse or other designated beneficiary will be paid any benefits and bonus or Performance Share awards if not already paid otherwise under paragraph 5 (a) – (c) and the remainder of any unpaid Severance Pay in a lump sum.

     5.     Immediately following your Severance Date, the Company will provide you with the information and elections available to any terminated employee with respect to continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), 401(k) plan distributions and termination of other benefits, subject to the following:

             (a) You shall be eligible to participate in the Company’s quarterly bonus incentive program for incentives earned in the fourth (4th) quarter of 2002, even though paid subsequent to 2002, but shall not be eligible to participate in the Company’s bonus program after December 31, 2002.

             (b) Your stock options granted on October 25, 2001 that are vested as of your Severance Date may be exercised at any time during your tenure as a member of the Company’s Board of Directors and for one (1) year following the date you cease to serve on the Board of Directors, notwithstanding the provisions of the Stock Option Award Certificate issued upon the grant of your options. All unvested options shall be forfeited as of your Severance Date.

             (c) You shall be eligible for any award made under your Performance Shares Award for the 2002 Performance Period, even though paid in 2003, but no award for any subsequent Performance Period will be made. You will not be eligible for any further award of Performance Shares.

             (d) The Split Dollar Life Insurance Agreement dated December 3, 1994 among you, National Vision Associates, Ltd., and A. Kimbrough Davis as trustee shall remain in full force and effect with the Company continuing to pay policy premiums in accordance with the terms of that agreement. It is anticipated that the policies will become self-funding in 2003. The Company will be willing to consider termination of this Agreement prior to January 1, 2004 in accordance with IRS Notice 2002-8 if you so desire.

     6.     Board Service. Effective January 11, 2003, and so long as you serve as a duly elected member of the Company’s Board of Directors, you shall be entitled to the compensation and benefits provided to the Company’s “outside” members of the Board of Directors. This Agreement provides nothing more or less than otherwise provided by the Company to such “outside” directors from time to time.

     7.     Covenant Not To Sue and Release. As a material inducement to the Company to enter into this Agreement, you irrevocably release and forever discharge the Company and any affiliated, related, or successor companies, their benefit plans and programs, or any of their respective present or former agents, directors, officers, employees, owners, representatives, or attorneys (hereinafter collectively referred to as the “Releasees”), or any of them, to the full extent permitted by law, from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Releasees arising out of anything that has occurred up through the date you sign this Agreement, including any claims based upon your employment with and termination of employment from the Company, also including paragraph 4 of this Agreement. This Release includes, but is not limited to, any claims which have been asserted or could have been asserted for back pay, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Georgia Equal Employment for Persons with Disabilities Code, OCGA §§ 34-6A-1 to 34-6A-6 (prohibiting discrimination on account of disability; or any other federal, state, or local statutory or common law. This release is only applicable for events occurring through the signing of this Agreement. You affirm that the waiver of rights and claims under the ADEA set out in this Agreement is made in exchange for consideration in addition to anything of value to which you are already entitled. Notwithstanding the preceding paragraph, it is understood and agreed that the Release of the preceding paragraph does not (1) waive your right to receive benefits under any employee benefit plan of the Company that have accrued and/or become vested prior to the date of this Agreement, (2) waive your rights under any employee benefit plan of the Company which are intended, under the terms and provisions of such plan, to survive your separation from the Company, (3) waive any right you may have to claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company’s Articles of Incorporation, or the Company’s By-Laws, or (4) waive any right you may have to claim or receive insurance coverage or be defended under any directors and officers insurance coverage which applies to directors and/or officers of the Company and which applies to you in your capacity as chief executive officer and as a current or former director of the Company.

     8.     Representation. You represent and warrant that you have not filed any complaint or charges against the Releasees in any court or with any other local, state, or federal agency. You agree that you will not hereafter file, or voluntarily participate in any charge, complaint, claim or lawsuit alleging a violation of law by Releasees based on anything that has occurred up to the present date. You further acknowledge that should any administrative complaint or charge be filed against the Releasees (or any of them) with any federal, state, or local agency, including for instance the Equal Employment Opportunity Commission or the Department of Labor, you

will have no right to recover damages or obtain relief of any kind in any such proceeding. Any claim asserted by you under the ADEA is expressly excluded from the provisions set forth in the preceding two sentences. This release is only applicable for events occurring through the signing of this Agreement. You further agree that you will not voluntarily assist anyone else in asserting any claim against the Releasees (or any of them) although nothing contained herein shall prevent you from complying with any valid court order or subpoena and providing truthful testimony in any matter if subpoenaed or ordered to do so.

     9.     Waiver. You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to claims between you and the Releasees. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequence of such specific waiver. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This release does not, however, waive claims arising from facts occurring after you sign this Agreement.

     10.     Confidential Information.

                 (a) Company Trade Secrets. During your employment with the Company and after your employment ends, you will hold in strictest confidence and shall not use, except for the benefit of the Company, any Trade Secrets of the Company, as that term is defined under applicable law.

                 (b) Company Confidential Information. During your employment with the Company (including the Employment Period) and for a period of two (2) years after your Severance Date, you shall hold in strictest confidence and shall not use, except for the benefit of the Company any Confidential Information of the Company.

                 (c) Company Property. Upon termination of your employment with the Company you shall return to the Company all records, documents and material containing confidential information of the Company and/or any parent or affiliated company prepared by you or coming into your possession by virtue of your employment with the Company, including all copies thereof.

     11.     Covenants Against Competition. For a period of two (2) years after you sign this Agreement (“Non-Competition Period”), you will not perform Services within the Territory for any Person providing or offering goods or services identical to or substantially similar to those provided or offered by Company. In addition, you will provide the Company with prior written notice of your commencement of employment or any consulting relationship for any vendor or supplier of the Company as of the Effective Date of this Agreement.

     12.     Solicitation of Customers. You acknowledge that the Company has developed a significant relationship with each Customer for the purpose of offering goods and services for eyewear and eye care needs. During your employment (including the Employment Period) and for a period of two (2) years after your Severance Date, you agree not to solicit Customers for any Person other than the Company for the purposes of offering any goods or services from the Customer premises to retail customers, without the express prior written permission of the Company.

     13.     Solicitation of Employees. During your employment (including the Employment Period) and for a period of two (2) years after your Severance Date, you will not solicit or induce to leave employment with the Company anyone who is an employee of the Company or was an employee of the Company within one (1) year of your Severance Date.

     14.     Injunctive Relief. You acknowledge that breach of the provisions of any of paragraphs 10, 11, 12 and 13 this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions you acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company. You recognize and agree that the ascertainment of damages in the event of a breach of the provisions of paragraphs 10-13 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach of this section by you.

You therefore agree: (i) that, in the event of a breach of the provisions of paragraphs 10-13 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof and (ii) that in the event you breach the provisions of paragraphs 10-13 of this Agreement, the Company may immediately terminate your employment and all payments of compensation and benefits under this Agreement shall immediately cease, unless otherwise prohibited by law. Nothing contained herein shall preclude the Company from seeking monetary damages that are allowable by law.

     15.     Effective Date; Revocation.

                 (a) Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein. You will have at least twenty-one (21) days from the date you receive this Agreement within which to consider it. If you decide to accept the benefits offered herein, you must sign this Agreement on your Severance Date or by the later of (a) seven (7) days after your Severance Date or (b) the 21st day after you received this Agreement. (Thus, in the event that you receive this Agreement less than twenty-one (21) days before your Severance Date, you may nevertheless take a full twenty-one (21) days to consider it before signing it). After signing the Agreement, please return it promptly to the Company. If you do not wish to accept the terms of this Agreement, you do not have to do anything. But, your employment will nevertheless terminate on your Severance Date and you will be treated as if you had voluntarily terminated employment for purposes of benefits and other entitlements.

                 (b) Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the 7-day revocation period. If you decide to revoke the Agreement, you must deliver to the Company (Attention: Mitchell Goodman, Esq., National Vision, Inc., 296 Grayson Highway, Lawrenceville, Georgia 30045) a signed notice of revocation on or before the last day of this 7-day period.

                 (c) Effective Date. This Agreement shall become effective (the “Effective Date”) on the eighth day after the date you execute it below, unless it is earlier revoked by you pursuant to the provisions set forth in the “Revocation Rights” section of this Agreement. If you resign or are terminated by the Company for Cause prior to January 10, 2003 the Company may, at its option, revoke this Agreement by giving you oral or written notice of revocation. Upon exercise of the Company’s right of revocation, this Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

     16.     Severability. The provisions of this Agreement are severable, and if any term of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

     17.     Successors and Assigns. This agreement shall inure to the benefit of both the Company and James Krause and its successors and assigns and shall be binding upon you and your heirs, administrators, executors and personal representatives.

     18.     Governing Law. This Agreement is made and entered into in the State of Georgia and shall be interpreted, enforced, and governed under the laws of Georgia. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

     You affirm that the only consideration for executing this Agreement is the promises expressly stated herein. You represent and acknowledge that in executing this Agreement, you do not and have not relied upon any promise, inducement, representation, or statement made by any of the Released Parties or their agents, representatives, or attorneys about the subject matter, meaning, or effect of this Agreement that is not stated in this document.

______________________________ James Krause	Date:	_______________________________
NATIONAL VISION, INC	Date:	December __, 2002

By:___________________________

Exhibit A

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